Pricing Supplement Dated March 31, 2008	Rule 424 (b) (3)

(To Prospectus Dated November 14, 2007)	File No. 333-131150
GMAC LLC
Demand Notes — Floating Rate

Annual Yield:	5.00%

Effective Dates:	3-31-2008 through	4-07-2008